Exhibit 10.5

DISTRIBUTION AGREEMENT

AGREEMENT made as of the 1st day of  February, 2016, by and between ARMEAU BRANDS INC. having its business address at 1805-141 Lyon Court, Toronto, Ontario, Canada, M6B 3H2 (hereinafter referred to as “COMPANY”) and Alpha Food Services, having its principal place of business at 0031, Ara Sargsyan str. 4, Yerevan, RA, Armenia (hereinafter referred to as “DISTRIBUTOR”).

WHEREAS

COMPANY is the producer of Icewine in the Republic of Armenia as more particularly identified on the price list attached hereto, and made a part hereof, as Schedule A (hereinafter referred to as the “Products”);

DISTRIBUTOR desires to secure from Company, and Company is willing to grant to Distributor, the exclusive right to sell and distribute Company’s Products in the Eurasian Economic Union (Armenia, Russia, Belarus, Kazakhstan, Kyrgystan hereinafter referred to as the “Territory”) beginning with the 2016/2017 vintage of the Company’s Icewine product.

1.            DEFINITIONS

1.1            “Products” initially shall mean Armeau Icewine and any such additional wines or spirits that Company may manufacture or sell.  Products may be changed, discontinued, or added by mutual agreement of the Parties.  Distributor shall have the right of first refusal to represent any additional product, including Product variations, represented, sold, or marketed by Company.

2.            APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

2.1            Exclusive Sales Distributor.  Subject to the terms and conditions herein, Company appoints Distributor as Company’s exclusive sales Distributor for the Products in the Territory, and Distributor accepts such appointment.

2.2            Independent Contractors. The relationship of Company and Distributor established by this Agreement is that of independent contractor, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to- day activities of the other, or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of Company for any purpose whatsoever.  All financial and other obligations associated with Distributor’s business are the sole responsibility of Distributor, Distributor shall be responsible for, and shall indemnify and hold Company free and harmless from, any and all claims, damages or lawsuits (including Company’s attorneys’ fees) arising solely out of the acts or Distributor, its employees or its agents.

3.            SALE OF THE PRODUCTS

3.1            Pricing. The price to Distributor shall be based on delivery to Distributor’s warehouse and shall include a mutually negotiated delivered price to said warehouse.  Company and Distributor shall negotiate any price increases for the Products at least 60 days prior to the effective date of any such increase.  Distributor shall have the right to order one months supply of the Products at the current price prior to any increase.

Company and Distributor shall agree on Company’s price to Distributor and Distributor’s price to its customers All parties shall agree on an annual basis, or more frequently if required, as to the prices at which Distributor shall sell the Products to its customers.

In the event that Company and Distributor cannot agree on either price within 30 days of commencement of the negotiations, the prices then in effect for each of said prices will be increased by an amount equal to the change in the Consumer Price Index-All US over a period of months equal to the number of months since the last price increase for each price.

3.2            Terms.  Payment in U.S. dollars shall be made by Distributor 30 days from the date of delivery to Distributor’s warehouse.

3.3            Warranties.  Company warrants, represents and agrees that all shipments of the Products sold or shipped under this Agreement shall be of first quality, suitable for beverage consumption, properly bottled and packaged in Armenia free from foreign matter, whether or not prejudicial to health, and will be bottled and packaged in conformity with applicable laws, regulations and requirements in effect within the Territory.

3.4            Knockoffs. Company will, upon demand, promptly execute such documents and perform such acts as may be necessary so as to prevent any products labeled in imitation or simulation of the Products from being distributed in the Territory.

3.5            Inquiries from Outside the Territory.  Distributor shall promptly submit to Company, for Company’s attention and handling, the originals of all inquiries received by Distributor from customers outside the Territory.

3.6            Product Availability.  Company shall not be responsible to Distributor or any other party for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to a cause beyond Company’s reasonable control.

4.            ADDITIONAL OBLIGATIONS OF DISTRIBUTOR

4.1            Annual Quota Commitment.  Within thirty days before the start of each subsequent calendar year, Company may assign to Distributor an annual quota.  Any annual quota must be fair and reasonable, taking into account factors including but not limited to sales in prior years, the competitive and economic situation in the Territory and marketplace, and Company’s market share nationally and in the Territory.

4.2            Promotion of the Products.  Distributor shall, at its own expense, promote the sale of the Products in the Territory.  Distributor may hire or contract service personnel to promote the Products and perform the duties hereunder. A yearly minimal promotion budget shall be negotiated by the parties based on the Annual quota.

4.3            Facilities.  Distributor shall provide itself with, and be solely responsible for, (i) such facilities, employees, and business organization, and (ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as it deems necessary for the conduct of its business operations in accordance with this Agreement, (iii) and provide suitable storage for the Product.

4.4            Customer and Sales Reporting.  Distributor shall, at its own expense, and in a manner consistent with the sales policies of Company: (a) attend a reasonable number of trade shows as Company requests; (b) provide adequate contact with existing and potential customers within the Territory on a regular basis; and (c) assist Company in assessing customer requirements for the Products.

4.5       Customer Service.  Distributor shall diligently assist its customers’ personnel in using the Products and shall perform such additional customer services as good salesmanship requires and as Company may reasonably request.

4.6            Product Complaints.  Distributor shall promptly investigate and monitor all customer and/or regulatory complaints and/or correspondence concerning the use of the Product in the Territory.  Distributor shall immediately notify Company of all such complaints and/or correspondence in accordance with the following: (a) Distributor shall advise Company of all complaints relating to incidents of serious and unexpected reactions to the Product as promptly as possible but not more than two (2) calendar days following the date Distributor receives such complaint; (b) All complaints other than those related to incidents of serious and unexpected reactions to the Product shall be reported to Company within five (5) calendar days following the date Distributor receives such complaint.  (c) For purposes of this Section, a reaction shall be deemed to be “unexpected” if it is one that is not listed in the current package insert for the Product approved by Company and a reaction shall be deemed to be “serious” if it is fatal or life threatening, requires inpatient hospitalization, prolongs hospitalization, is permanently disabling, or requires intervention to prevent impairment or damage.

4.7            Expense of Doing Business.   Distributor shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

4.8            Representations.  Distributor shall not make any false or misleading representations to customers or others regarding Company or the Products. Distributor shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with Company’s documentation accompanying the Products or Company’s literature describing the Products.

4.9            Distributor upon request from Company, will furnish Company with available sales and depletion reports and details of all promotional and sampling programs with respect to the Products. Distributor will discuss with Company any proposed changes in its distributor network at least 30 days prior to any such change.

4.10            Regulatory Approvals. The Distributor shall be responsible for obtaining approvals necessary to distribute the Products in the designated Territories.

5.            ADDITIONAL OBLIGATIONS OF COMPANY

5.1            Protection of Territory. Company will not ship the Products, or any other wines bearing the same or similar trademark, signature or identification anywhere on the package, to the Territory except under the order or by the direction of Distributor. It will refer to Distributor any and all orders or inquiries for the Products that it may receive for shipment to the Territory, or orders which are intended for eventual shipment to the Territory.

5.2            Materials.  Company shall provide Distributor with marketing and technical information concerning the Products as well as reasonable quantities of brochures, instructional material, advertising literature, product samples, and other Product data at no charge.

5.3            Telephone Marketing and Technical and Sales Support.  Company shall provide a reasonable level of telephone marketing and technical support to Distributor and its Distributors.  Company shall use its best efforts to support Distributor’s sales and marketing activities.

5.4            Delivery Time.  Company shall use its best efforts to fulfill delivery obligations as committed in acceptances.

5.5            New Developments.   Company shall promptly inform Distributor of new product developments relating to the Products.

6.            TRADEMARKS

During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized Distributor of the Products and to advertise (within the Territory) such Products under the trademarks, marks, and trade names that Company may adopt from time to time (“Trademarks”).  Distributor shall not alter or remove any Trademark applied to the Products.  Except as set forth in this Article, nothing contained in this Agreement shall grant to Distributor any right, title or interest in the Trademarks.

7.            CONFIDENTIAL INFORMATION

Distributor acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials concerning Company’s trade secrets and intellectual property, and products that are confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties.  Distributor agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it in written or other tangible form or orally, identified as confidential, by Company without the prior written consent of Company. Distributor shall take every reasonable precaution to protect the confidentiality of such information.  Upon request by Distributor, Company shall advise whether or not it considers any particular information or materials to be confidential. In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Company, and Distributor shall not manufacture or have manufactured any devices, components or assemblies utilizing any of Company’s confidential information.  This section shall not apply to any confidential information which is or becomes generally known and available in the public domain through no fault of Distributor.

8.            INDEMNIFICATION

The Company shall be solely responsible for the design, development, supply, production and performance of its products and the protection of its trade names and trademarks.  The Company agrees to indemnify, hold the Distributor harmless against and pay all losses, costs, damages or expenses, whatsoever, including counsel fees, which the Distributor may sustain or incur on account of infringement or alleged infringements of trademarks or trade names resulting from the sale of the Company's products, or arising on account of warranty claims, negligence claims, product liability claims or similar claims by third parties.  The Distributor shall promptly deliver to the Company any notices or papers served upon it in any proceeding covered by this Indemnification Agreement, and the Company shall defend such litigation at its expense. The Distributor shall, however, have the right to participate in the defense at its own expense unless there is a conflict of interest, in which case, the Distributor shall indemnify the Company for the expenses of such defense including counsel fees. This provision shall survive and remain in full force and effect after the termination or nonrenewal of this Agreement.

9.            TERM AND TERMINATION

9.1            Term.  This Agreement shall continue in full force and effect for a period of three years from the date above, unless terminated earlier under the provisions of this Agreement. Thereafter, this Agreement shall be renewed automatically for successive additional three year terms under the same terms and conditions unless either party chooses not to continue the relationship and provides written notice 90 days prior to the natural expiration of the existing three-year term.

9.2            Termination.  This Agreement may be terminated as follows:

9.2.1.  By Company if Distributor fails to meet mutually agreed upon sales performance goals ; or

9.2.2.  By either party if the other party becomes insolvent or bankrupt, or files a voluntary petition in bankruptcy, or has had filed for an involuntary petition in bankruptcy (unless such involuntary petition is withdrawn or dismissed within ten days after filing) in which event termination may be immediate upon notice; or
9.2.3 By either party if the other party fails to cure any breach of a material covenant, commitment or obligation under this Agreement, within 45 days after receipt of written notice specifically setting forth the breach from the other party; or

9.2.4 By either party if the other party is convicted or pleads to a crime or an act of fraud that materially impacts on its performance duties hereunder, in which event termination may be immediate upon notice.

9.3            Return of Materials.   All Confidential Information and other property belonging to Company shall remain the property of Company and will be immediately returned by Distributor upon termination.  Distributor shall not make or retain any copies of any Confidential Information that may have been entrusted to it.

9.4            Return of the Products. Upon the termination of this Agreement, Company shall repurchase any inventory and instrumentation of the Distributor at Distributor’s cost.

10.            MISCELLANEOUS

10.1            Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown above or at such other address for which such party gives notice hereunder.  Such notice shall be deemed to have been given three (3) days after deposit in the mail.

10.2            Assignment.  The parties may not assign or transfer this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

10.3            Compliance With Law. Company and Distributor agree that they will comply with all governmental laws, regulations and requirements applicable to the duties conducted hereunder and applicable medical devices, including, without limitation, the federal Stark law, federal false claims act, federal anti-kickback statute, federal Health Insurance Portability and Accountability Act provisions, federal civil monetary penalties statute, and similar laws; and will keep accurate records of consigned inventory.

The parties represent and warrant that they shall have in effect at all times during the Initial Term and any Renewal Terms of this Agreement all licenses, permits, and authorizations from all federal, state, and local authorities necessary to the performance of their obligations under this Agreement and all necessary authorization to enter patient care areas of each hospital in its Territory where such access is necessary.

10.4            Property Rights.  Distributor agrees that Company owns all right, title, and interest in the product lines that include the Products and in all of Company’s trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products.  The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

10.5            Severability. If any provision(s) of this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall be valid and enforceable and the parties shall negotiate in good faith a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

10.6            Modification; Waiver.  This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties.  The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

10.7            Entire Agreement.  This Agreement and the exhibits hereto represent and constitute the entire agreement between the parties, and supersedes and merges all prior negotiations, agreements and understandings, oral or written, with respect to any and all matters between the Distributor and Company.

10.8            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.9            Jurisdiction. This Agreement is governed by laws of Armenia and each of the parties submits to the jurisdiction of the Courts of Armenia.

Company	Distributor: Alpha Food Services
By /s/ Cassandra Tavukcian	By /s/ Aleksandr Petrosyan
Title CEO	Title General Director

EXHIBIT A
PRODUCTS

ARMEAU ICEWINE

SCHEDULE A

2016/2017 price list

ARMEAU
ICEWINE
VOSKEHAT
ARMENIA

Price USD	Crop Year	Alc %	Vol/mL	Quantity bottles in case	Serve
$10.00	2016	12%	200	6	10-12°C
$16.00	2016	12%	375	6	10-12°C